Exhibit  10.26

SECURITIES ISSUED UPON EXERCISE OF THIS OPTION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE ACT"), AND ARE "RESTRICTED SECU-RITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANS-FERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRA-TION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.


                       SCIENTIFIC SOFTWARE-INTERCOMP, INC.
                       -----------------------------------

                             STOCK OPTION AGREEMENT
                             ----------------------



     THIS STOCK OPTION AGREEMENT, hereinafter referred to as this "Agreement," is made as of February 10, 1997 (the "Grant Date") between Scientific Software-Intercomp, Inc., a Colorado corporation (the "Co-mpany"), and George Steel (the "Optionee").

     The Company hereby grants an option (the "Option") for the purchase of 600,000 shares (the "Shares") of common stock of the Company (the "Common Stock") to the Optionee at the price and in all respects subject to the terms, definitions and provi-sions of this Agreement.

1.        Option Exercise Price.  The exercise prices for the Option shall be as
--        ---------------------
follows:
--

(a) The option shall be exercisable with respect to 150,000 Shares at $.50 per share;

(b) The option shall be exercisable with respect to 150,000 Shares at $1.00 per share;

(c) The option shall be exercisable with respect to 150,000 Shares at $1.50 per share; and

(d) The option shall be exercisable with respect to 150,000 Shares at $2.00 per share.

2.        Option Period.  The Option Period shall commence on the Grant Date and
--        -------------
expire  at  12:00 o'clock p.m., Denver time, on February 10, 2002, which is five
--
years  from  the  Grant  Date,  subject  to  provisions  of  Section  4  hereof.

3.     Exercise of Option.  This Option shall be exercisable for all or a lesser
--     ------------------
number of Shares at any time during the Option Period by a written notice to the Company which shall:

(a) State the election to exercise the Option and the number of Shares in respect of which it is being exer-cised;

(b) Contain such representations and agreements as to the Optionee's investment intent with respect to the Shares for purposes of compliance with applicable securities laws as may be satisfactory to the Company's counsel; and

(c) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exer-cised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such per-son or persons to exercise the Option.

Payment of the purchase price of Shares with respect to which the Option is being exercised shall be by cash or certified check, previously acquired shares of Common Stock having a fair market value equal to the Option price or previously acquired shares of Common Stock having a fair market value less than the Option price, plus cash or certi-fied check, and shall be delivered with the notice of exercise. The certificate or certificates for Shares as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

4.          Early  Termination  of  Option.
--          ------------------------------

Notwithstanding  the provisions of Section 2, the Option Period shall terminate:

(a) After the completion of the merger or sale of substantially all of the stock or assets of the Company in a transaction in which the Company is not the survivor, except for the merger of the Company into a wholly-owned subsidiary (and the Company shall not be considered the surviving corporation for purposes hereof if the Company is the survivor of a reverse triangular merger); or

(b) Upon the lapse of the number of days specified below after termination of the employment of the Optionee for any reason:

(i) 90 days if the employment termination occurs during the first year following the Grant Date;

(ii) 120 days if the employment termination occurs during the second year following the Grant Date;

(iii) 150 days if the employment termination occurs during the third year following the Grant Date; and
(iv) 180 days if the employment termination occurs during the fourth year following the Grant Date.

5.     Non-transferability.  The Option shall be non-transferrable except to the
--     -------------------
person or persons to whom the Optionee's rights under the Option pass by will or the laws of descent and distribution.

6.          Adjustments Upon Changes in Capitalization.  Whenever a stock split,
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stock dividend or other similar change in capital-ization of the Company occurs,
--
the number of shares of Common Stock that can thereafter be pur-chased, and the Option price per share shall be appropriately adjusted.

7.      Notices.  Each notice relating to this Agreement shall be in writing and
--      -------
delivered in person or by certified mail to the address or addresses on file with the Company. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its principal office, attention of the Secre-tary. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

8.      Benefits of Agreement.  This Agreement shall inure to the benefit of and
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be  binding  upon  each successor of the Company and the Optionee's heirs, legal representatives and permitted transferees. This Agreement shall be the sole and exclusive source of any and all rights which the Optionee, his heirs, legal representatives and permitted transferees may have in respect to the Option.

9.      Registration.  The Company shall use its best efforts to register at the
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Company's  expense  the  Shares  issuable  upon exercise of the Option under the
Securities Act of 1933, as amended, on Form S-8 or an equivalent form as soon as practicable after such form is available for registration of such Shares.

10.      Cancellation of Outstanding Options.  The Optionee's option to purchase
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100,000 shares of the Common Stock of the Company at an exercise price of $2.875 per  share  granted  on  January  15,  1996 is hereby surrendered and cancelled.
     IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed as of the day, month and year first above written.

                         SCIENTIFIC  SOFTWARE-INTERCOMP,  INC.



                         By:          /s/  E.  O.  Price,  Jr.
                                      ------------------------

                         Title:    Chairman,  Compensation  Committee





                              /s/  George  Steel
                              ------------------
                         George  Steel